Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

Contact:	News Media: Laura Plumb—(813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

TECO ENERGY’S 2002 NET INCOME RISES 9 PERCENT
Revenues Rise 8 Percent to $2.7 Billion

TAMPA, January 22, 2003 — TECO Energy, Inc. (NYSE:TE) today reported that its full-year 2002 net income from continuing operations rose 9 percent to $298.2 million, up from $273.8 million in 2001. Fourth quarter net income from continuing operations decreased 41 percent to $34.6 million, down from $59.1 million in 2001. Full-year 2002 revenues rose 8 percent to almost $2.7 billion, up from $2.5 billion in 2001.

Full-year 2002 earnings per share from continuing operations were $1.95, down 4 percent, compared with 2001 earnings per share of $2.04. Earnings per share from continuing operations for the quarter were $0.20, compared to $0.43 in 2001. The number of common shares outstanding was 14 percent and 23 percent higher for the year and the quarter, respectively, than for the same periods in 2001.

Results from continuing operations for the year and the fourth quarter include a $34-million pre-tax ($20.9 million after-tax) charge related to a debt refinancing transaction executed by TECO Energy in the fourth quarter, and a $5.8-million after-tax charge for an asset valuation adjustment for TECO Power Services’ (TPS) proposed sale of generating facilities in the Czech Republic. Absent these charges, net income from continuing operations rose 19 percent to $324.9 million for the year, and earnings per share rose 4 percent to $2.12 per share for the year. Results from continuing operations exclude the results from TECO Coalbed Methane, which was sold in December and is reported as discontinued operations.

Total net income and earnings, including continuing operations and recently discontinued operations were $330.1 million and $2.15 per share, respectively. Total non-GAAP net income and earnings, excluding the $20.9 million debt refinancing and $5.8 million asset valuation charges and the $7.7 million gain on the sale of TECO Coalbed Methane, were $349.1 million and $2.28 per share, respectively.

TECO Energy Chairman and CEO Robert Fagan said, “TECO Energy had another good year for net income in 2002, despite a soft economy and tough energy markets. Except for the two unusual items, we delivered the double-digit net income growth we

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projected earlier in the year. While earnings per share were diluted by the new shares issued during the year, the share issuance was important to strengthen the balance sheet and improve our cash position.”

“We will have our challenges in 2003, but we are making good progress on our $900 million cash generation plan, which we announced in September to fund the completion of the construction programs at TPS and Tampa Electric without raising incremental debt. We have already accounted for more than 70 percent of the targeted $900 million of cash generation from capital expenditure reductions, non-core asset sales and monetization of Section 29 tax credits, and other financial transactions or asset sales. I expect our Florida utilities to have a good year in 2003, contributing strong earnings and cash flow, thanks to continuing growth in the state’s economy. TECO Energy’s mix of profitable regulated and unregulated businesses helps mitigate the impact of the weak energy markets that TPS is experiencing,” Fagan added.

Operating Segment Results:*

(in millions)	Three Months Ended Dec. 31		Twelve Months Ended Dec. 31
Net Income Summary	2002	2001	2002	2001
Tampa Electric	$27.3	$28.6	$171.8	$154.0
Peoples Gas System	6.9	5.8	24.2	23.1

Total regulated	$34.2	$34.4	$196.0	$177.1

TECO Power Services	$(5.3)	$2.1	$34.1	$26.9
TECO Transport	5.2	6.0	21.0	27.5
TECO Coal	17.7	18.4	76.5	59.0
Other unregulated companies	3.2	1.6	6.8	4.0
Parent / other	(20.4)	(3.4)	(36.2)	(20.8)

Total unregulated	$0.4	$24.7	$102.2	$96.7

Net income from continuing operations	$34.6	$59.1	$298.2	$273.8
Discontinued operations	$15.5	$5.7	$31.9	$29.9

Total net income	$50.1	$64.8	$330.1	$303.7

* Segment net income includes internally allocated financing costs.

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Tampa Electric’s net income for the fourth quarter was $27.3 million, compared with $28.6 million for the same period in 2001. The equity component of allowance for funds used during construction (AFUDC, which represents allowed equity cost capitalized to construction costs), primarily from the Gannon to Bayside Units 1 and 2 repowering project, increased to $8.0 million for the quarter, from $2.6 million for the same period in 2001. Average customer growth of 2.2 percent for the quarter and more favorable weather increased retail energy sales 14.7 percent in the quarter. Total energy sales, including sales to other utilities, rose 15.8 percent in the fourth quarter due to favorable weather. Higher operating expenses for the quarter reflected higher depreciation from normal electric plant additions to support customer growth and higher non-fuel operations and maintenance expenses relating to generating plant maintenance and costs associated with a workforce reduction.

Tampa Electric’s full-year net income was $171.8 million, compared with $154.0 million in 2001. The equity component of AFUDC increased to $24.9 million from $6.7 million in 2001. Full-year retail sales were 5.6 percent above 2001 levels, driven by 2.5 percent average customer growth, and increased usage by residential and commercial customers. Tampa Electric also benefited from lower interest rates on short-term borrowing. Higher operating expenses for the year included increased depreciation from normal plant additions to support customer growth and the addition of the Polk Unit 3 combustion turbine in May 2002, and higher operations and maintenance expenses reflecting increased generating plant maintenance and costs associated with a 7-percent workforce reduction in 2002.

Peoples Gas System reported net income of $6.9 million for the quarter, up 19 percent from the $5.8 million recorded in the same period in 2001. Quarterly results reflected customer growth of 4.0 percent and increased volumes for the residential and commercial customers as a result of early winter weather. Gas sales volumes for electric power generators increased in the quarter as gas prices relative to alternative fuels made gas utilization more attractive.

Full-year results at Peoples Gas System improved almost 5 percent over 2001, with net income increasing to $24.2 million from $23.1 million. Full-year customer growth of more than 4 percent contributed to higher gas sales to residential and commercial customers. Lower gas prices early in the year increased sales to larger interruptible and power generation customers, many of whom have the ability to switch to alternative fuels or alter consumption patterns based on gas prices. Operations and maintenance expenses were lower in 2002, reflecting aggressive cost containment measures taken to offset the impact of lower sales early in the year due to mild weather.

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TECO Power Services’ (TPS) net loss for the quarter was $5.3 million, compared with net income of $2.1 million in 2001, while full-year net income of $34.1 million was 27 percent higher than the $26.9 million reported in 2001. Results for the fourth quarter reflect the $5.8 million after-tax asset valuation adjustment for the proposed sale of generating assets in the Czech Republic, and additional taxes on the $55 million of cash repatriated from Guatemala. In addition, the results reflect higher allocated interest costs based on increased investment levels in power projects. These factors more than offset improved results in the fourth quarter from the San José Power Station in Guatemala and the Frontera Power Station in Texas and increased earnings from construction-related and loan agreements with Panda Energy in 2002.

Full-year results at TPS reflected higher earnings from the Alborada and San José generating stations in Guatemala, increased earnings from construction-related and loan agreements with Panda Energy, increased earnings from sales of ancillary services from the Frontera Power Station in the second and third quarters and a reliability-must-run (RMR) contract in the fourth quarter with the Electric Reliability Council of Texas (ERCOT). The improved operating performance over 2001 was partially offset by the factors described for the fourth quarter as well as higher operating costs associated with a full year of operation of TPS’ energy marketing and management operations.

On Jan. 3, 2003, the $137-million loan to Panda Energy related to the Odessa and Guadalupe power stations in Texas converted to a TPS ownership interest in those plants. TPS is evaluating its options relative to its ownership interest in these projects and is targeting to structure its interest in such a manner that it will be cash flow neutral in 2003 and have minimal impact on earnings. Since the Frontera RMR contract was not renewed for the first quarter of 2003, the plant has been taken off-line for planned maintenance. The first quarter has lower opportunities than other quarters for sales to ERCOT, Mexico or other customers due to weather.

TECO Transport reported net income of $5.2 million in the quarter, compared to $6.0 million for the same period in 2001. In the fourth quarter, weak pricing for river shipments and lower northbound river shipments more than offset lower labor and repair costs. For the year, net income was $21.0 million, compared to $27.5 million in 2001. The lack of northbound cargoes on the river system and generally weak pricing for river freight, lower petroleum coke and other product volumes through the transfer terminal, lower Tampa Electric tonnage, and lower spot cargo at TECO Ocean Shipping more than offset increased phosphate shipments and lower repair and fuel costs.

TECO Coal achieved fourth quarter net income of $17.7 million, compared to $18.4 million reported in 2001; full-year net income was $76.5 million, compared with $59.0

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million in 2001. Results for the quarter were driven primarily by lower volumes of synthetic fuel and metallurgical and steam coals, offsetting better margins and higher prices across the product line. For the year, results were driven by higher synthetic fuel production and sales, resulting in higher Section 29 tax credits, better synfuel margins and improved pricing for all coal types, which more than offset higher production costs.

TECO Energy’s other unregulated companies recorded net income of $3.2 million and $6.8 million for the fourth quarter and full year, respectively, compared to $1.6 million and $4.0 million for the same periods in 2001. These results reflect primarily a full year of results from Prior Energy, TECO Energy’s end-use gas marketing company, which was acquired in November 2001, the sale of properties at TECO Properties, and increased distributions from TECO Propane Ventures, more than offsetting a $3.0-million after-tax third quarter write-off of an aircraft leased to US Airways, which has filed for bankruptcy.

Discontinued operations reflect results from TECO Coalbed Methane, which was sold in December for $140 million; $42 million was paid in 2002, with the remainder to be paid in early 2003. For the year, TECO Coalbed Methane produced 14.2 billion cubic feet (Bcf) of gas on lower realized gas prices of about $2.80 per thousand cubic feet (Mcf), compared with production of 15 Bcf on realized gas prices of $3.66 per Mcf in 2001. Fourth quarter results also reflect the $7.7-million after-tax gain on the portion of the sale recognized in 2002.

Non-Operating Items

Interest expense was essentially unchanged for the quarter and lower for the full year due to higher capitalized interest at TPS, increased interest expense credit for AFUDC-borrowed funds at Tampa Electric, and a refund and a reversal of interest expense related to prior year tax deficiencies previously recorded at Tampa Electric and TECO Energy based on an IRS tax settlement, which offset the effect of interest expense on higher overall levels of debt and preferred securities in support of TECO Energy’s capital investment program.

Cash from operations was $156.4 million for the quarter, compared with $103.8 million in 2001. Cash used for investing activities was $350.7 million, which was net of proceeds from the sale of TECO Coalbed Methane and $56.2 million of proceeds from a sale-lease-back transaction at TECO Transport, compared with $351.2 million in 2001. Net cash received from financing activities was $418.0 million, including $209.7 million from the sale of common equity and $373.9 million from a long-term debt issuance, compared with $279.8 million in 2001. Cash from financing activities is net of dividend payments of $62.4 million in the fourth quarter of 2002, compared with $48.1 million in 2001.

Year-to-date cash from operations was $655.7 million, compared with $502.7 million in 2001. Cash used for investing activities was $1.7 billion, compared with $1.1

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billion in 2001. Net cash received from financing activities was $1.3 billion, compared with $613.6 million in 2001, net of dividend payments of $215.8 million in 2002, and $184.2 million in 2001. At Dec. 31, 2002, TECO Energy had $411.1 million of cash on hand compared to $108.5 million in 2001. In addition, there was $460 million of unused capacity available under the bank credit facilities at Tampa Electric and TECO Energy at Dec. 31, 2002.

Outlook

TECO Energy is planning to provide updates on its cash generation plan and 2003 outlook by early March.

Additional financial information related to the company’s results through December 31, 2002, including unaudited financial statements, segment information, and electric and gas volumes is available at the Investor Relations section of TECO Energy’s web site at www.tecoenergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

Note:    This press release contains forward-looking statements relative to general financial performance in 2003, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: energy price changes affecting TPS’ merchant plants; TPS’ ability to sell the output of the merchant plants operating or under construction at a premium to the forward curve prices and to obtain power contracts to reduce earnings volatility; any unanticipated need for additional equity capital that might result from lower than expected cash flow or higher than projected capital requirements; TECO Energy’s ability to successfully complete the sale of its synthetic fuel and gasification facilities, and other transactions identified in its cash plan; TECO Energy’s ability to maintain credit ratings sufficient to avoid posting letters of credit relating to its construction loans and to avoid providing additional assurances to counterparties. Others factors include: general economic conditions, particularly those in Tampa Electric’s service area affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric and gas industries, particularly in the area of retail competition; regulatory actions affecting Tampa Electric, Peoples Gas System or TECO Power Services; commodity price changes affecting the competitive positions of Tampa Electric and Peoples Gas System and TECO Coal; changes in and compliance with environmental regulations that may impose additional costs or curtail some activities; TPS’ ability to successfully construct and operate its projects on schedule and within budget; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; interest rates, credit ratings and other factors that could impact TECO Energy’s ability to

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obtain access to sufficient capital on satisfactory terms; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Some of these factors and others are discussed more fully under “Investment Considerations” in the company’s Current Report on Form 8-K filed on December 19, 2002.

Summary Information (as of December 31, 2002)

	Three Months Ended		Twelve Months Ended
(millions except per share amounts)
	2002	2001	2002	2001
Revenues	$660.5	$574.0	$2,675.8	$2,488.1

Net income from continuing operations	$34.6	$59.1	$298.2	$273.8
Net income from discontinued operations	$15.5	$5.7	$31.9	$29.9

Total net income	$50.1	$64.8	$330.1	$303.7

Earnings per share from continuing operations – basic	$0.20	$0.43	$1.95	$2.04
Earnings per share from continuing operations – diluted	$0.20	$0.42	$1.95	$2.02

Total earnings per share – basic	$0.29	$0.47	$2.15	$2.26
Total earnings per share – diluted	$0.29	$0.47	$2.15	$2.24

Average common shares outstanding – basic	170.9	138.7	153.2	134.5
Average common shares outstanding – diluted	170.9	139.3	153.3	135.4

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